Exhibit 99.1

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2014,

BETWEEN:

(1)	SB Asia Infrastructure Fund L.P., a limited partnership organized and existing under the laws of the Cayman Islands, having its registered office at Maples and Calder, Ugland House, PO Box 309GT, Grand Cayman, Cayman Islands (the “SAIF”);

(2)	Tech Power Enterprises Limited, a company organized and existing under the laws of the British Virgin Islands, having its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (“Tech Power”, and together with SAIF, the “Sellers”);

(3)	CHINA INTERNATIONAL FUND SPC, an exempted company incorporated in the Cayman Islands and registered as a segregated portfolio company, the registered office of which is at the offices of 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Fund”), FOR AND ON BEHALF OF SPECIAL SITUATIONS SEGREGATED PORTFOLIO (the “Purchaser A”); and

(4)	Scienart Advantage Master Fund, an exempted company incorporated in the Cayman Islands with limited liability, having its registered office at 190 Elgin Avenue, George Town Grand Cayman KY1-9005, Cayman Islands (the “Purchaser B”, and together with the Purchaser A, the “Purchasers”).

BACKGROUND:

(A) SAIF is the record and beneficial owner of the SAIF Sale Shares and Tech Power is the record and beneficial owner of the Tech Power Sale Shares.

(B) The Sellers wish to sell and the Purchasers wish to purchase the Sale Shares on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1 In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 1 apply throughout this Agreement, unless the contrary intention appears.

1.2 In this Agreement, unless the contrary intention appears, a reference to a Clause or Schedule is a reference to a Clause or Schedule to this Agreement. Schedule 1 and Schedule 2 form part of this Agreement.

1.3 The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1 The Sellers hereby agree to sell, transfer, convey and assign all right, title and interest in and to the Sale Shares they beneficially own to the Purchasers free and clear of all Encumbrances, and the Purchasers hereby agree to purchase such Sale Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement.

2.2 The sale and purchase of the Sale Shares pursuant to this Agreement constitute a private, off-market transaction between the Sellers and the Purchasers and are not made on or through the Stock Exchange or with, through or involving any participant of the Stock Exchange.

3.	CONSIDERATION

3.1 The aggregate consideration for the sale of the Sale Shares shall be US$13,626,555 in cash (the “Purchase Price”) exclusive of any transaction costs or brokerage fees (if any), representing a per ADS purchase price in the amount of US$3.0, which shall be allocated as follows:

(i) SAIF shall receive: (a) US$8,813,412 from the Purchaser A in consideration of 2,937,804 restricted SAIF Sale Shares sold by it to the Purchaser A; provided, that SAIF shall use reasonable efforts to identify such 2,937,804 sold restricted SAIF Sale Shares as (x) 669,226 restricted SAIF Sale Shares previously acquired in the open market and (y) 2,268,578 restricted SAIF Sale Shares previously converted from Ordinary Shares subscribed from the Company; and (b) US$4,772,148 from the Purchaser B in consideration of 1,590,716 restricted SAIF Sale Shares sold by it to the Purchaser B; provided, that SAIF shall use reasonable efforts to identify such 1,590,716 sold restricted SAIF Sale Shares as (x) 362,362 restricted SAIF Sale Shares previously acquired in the open market and (y) 1,228,354 restricted SAIF Sale Shares previously converted from Ordinary Shares subscribed from the Company; and

(ii) Tech Power shall receive (a) US$26,595 from the Purchaser A in consideration of 8,865 restricted Tech Power Sale Shares sold by it to the Purchaser A, and (d) US$14,400 from the Purchaser B in consideration of 4,800 restricted Tech Power Sale Shares sold by it to the Purchaser B.

3.2 Each Purchaser shall be severally but not jointly liable for the due and punctual payment of its respective portion of the Purchase Price as set forth in Clause 3.1 and payable under this Agreement to the respective Sellers in accordance with the terms contemplated herein.

4.	COMPLETION AND SETTLEMENT

4.1 Venue. Subject to the satisfaction of the conditions set forth in Clause 7 (other than those which can only be satisfied at the Completion), Completion of the sale and purchase of the Sale Shares shall take place at Room 2201, Man Yee Building, 68 Des Voeux Road Central, Hong Kong, or such other place outside of the United States as agreed in writing between the Sellers and the Purchasers.

4.2 Date. Completion of the sale and purchase of the Sale Shares shall take place in one (1) installment. Subject to the satisfaction of the conditions set forth in Clause 7 (other than those which can only be satisfied at the Completion), Completion shall take place on May 9, 2014 or such other date as agreed in writing between the Sellers and the Purchasers (the “Payment Date”); provided that the Payment Date may not be earlier than April 25, 2014. For the avoidance of doubt, if all the conditions set forth in Clause 7 have been satisfied prior to May 8, 2014, then upon a written request of either the Purchasers or the Sellers, the Completion shall take place within one business day after delivery of such written request to the other parties hereto, so long as the Payment Date occurs not earlier than April 25, 2014.

4.3 Business at Completion. The sale and purchase of the Sale Shares shall be completed by the due execution and delivery by the Sellers to the Purchasers, on the Payment Date, of:

(a) documents evidencing the delivery of the Sale Shares by book entry credit to the respective account specified by each Purchaser; and

(b) a duly signed director resignation letter, effective as of the Payment Date, of Andrew Y. Yan.

4.4 SAIF agrees and covenants to use its best efforts to cause the Company to duly appoint a person nominated by the Purchaser A (or a third party assigned with such right by the Purchaser A pursuant to this Agreement) as a director of the Company filling a vacancy caused by the resignation of Andrew Y. Yan. SAIF also agrees and covenants to use its best efforts to obtain from the board of directors of the Company an approval for its sale of the SAIF Sale Shares pursuant to this Agreement as soon as practicable after the date of this Agreement and prior to the Payment Date.

4.5 Tech Power agrees and covenants to convert all of the Tech Power Sale Shares into ADSs prior to the Payment Date so that at the Completion Tech Power is the record and beneficial owner of 13,665 ADSs in electronic ADS form.

4.6 Each of the Sellers agrees and covenants that prior to the Completion and except as provided in Clause 4.5, it may not purchase, sell, dispose of, pledge, encumber, transfer, convert or assign, or agree to purchase, sell, dispose of, pledge, encumber, transfer, convert or assign, any ADSs or Ordinary Shares of the Company without the prior written consent of the Purchasers.

4.7 On the Payment Date, each Purchaser shall severally but not jointly make or procure the making of payment to the relevant Sellers its respective portion of the Purchase Price as set forth in Clause 3.1. If (a) all conditions set forth in Clause 7.1 are satisfied, (b) the Sellers have delivered to the Purchasers the documents set forth in Clause 4.3 on the Payment Date, and (c) a Purchaser fails to make a payment to a Seller with respect to its payment obligations set forth in Clause 3.1 on the Payment Date, interest shall accrue on the total amount owed by such

Purchaser to the relevant Seller on and from the Payment Date at a rate equal to 10% per annum through the date such payment is actually received by the relevant Seller. If (a) all conditions set forth in Clause 7.2 are satisfied, (b) the Purchasers have made a payment to the Sellers’ respective account as specified in Clause 4.9 with respect to their respective payment obligations set forth in Clause 3.1 on the Payment Date, and (c) a Seller fails to deliver to the Purchasers the documents set forth in Clause 4.3 on the Payment Date, interest shall accrue on and from the Payment Date at a rate equal to 10% per annum of the purchase price of the corresponding Sale Shares through the date such documents are actually received by the Purchasers and the relevant amount is paid in full by such Seller to the Purchasers.

4.8 Each Purchaser shall be entitled to all rights attaching to its respective Sale Shares as set forth in Clause 3.1 at the Completion. For the avoidance of doubt, the Sellers shall be entitled to any and all dividends, distributions and other rights declared, made, distributed or paid in respect of the Sale Shares for which a record date falls prior to the Payment Date.

4.9 Unless otherwise instructed by the Sellers in writing, each Purchaser shall make all payments under this Agreement by wire transfer of immediately available fund in US$ to the respective Seller’s bank account as set out below:

SB Asia Infrastructure Fund L.P.

Name of Beneficiary’s Bank	US Bank NA

ABA of Beneficiary’s Bank	091000022

Swift code of Beneficiary’s Bank	USBKUS44IMT

Address of Beneficiary’s Bank	60 Livingston Ave, St. Paul, MN, USA

Account Number at Beneficiary’s Bank	173103781832

Beneficiary’s Name	ITC South & East Depository Account

Address of Beneficiary	Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

For Further Credit Account Number	6728007094

For Further Credit Account Name	SB Asia Infrastructure Fund LP

Message	Lynn Shotwell

Tech Power Enterprises Limited

Name of Beneficiary’s Bank	The Hongkong and Shanghai Banking Corporation Limited

ABA of Beneficiary’s Bank	021-001-088

Swift code of Beneficiary’s Bank	HSBCHKHHHKH

Address of Beneficiary’s Bank	1 Queen’s Road, Hong Kong

Account Number at Beneficiary’s Bank	004-808-122634-838

Beneficiary’s Name	Tech Power Enterprises Limited

Address of Beneficiary	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands

5.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

5.1 Each Seller, severally but not jointly, represents and warrants to the Purchasers that as of the date of this Agreement and the Payment Date:

(a) Ownership; No Restriction on Transfer. It is the legal owner of, and is entitled to and will sell and transfer the full legal ownership in its respective Sale Shares, and it can procure the transfer of the legal ownership of, such Sale Shares, in all cases free from all Encumbrances and, upon delivery of such Sale Shares by it to the respective Purchaser, such Sale Shares will have no restrictions on transferability and no person will have any preemptive or other rights with respect to such Sale Shares. Schedule 2 sets forth the number and type of Sale Shares it owns and specifies what Sale Shares constitute “restricted securities” as defined under Rule 144 of the Exchange Act and what Sale Shares were acquired in the open market and constitute unrestricted securities. As of the Payment Date, the Tech Power Sales Shares have been duly converted into 13,665 ADSs in electronic ADS form;

(b) Legal Proceedings; Governmental Orders. There is no litigation, arbitration, suit, claim, opposition, action or any judicial or administrative proceeding, hearing or investigation pending or, to its knowledge, threatened against it or affecting its assets before any court, arbitrator, governmental or administrative agency or regulatory authority, or any other legislative, executive or judicial governmental entity (whether federal, state, county, local, multinational or foreign) (collectively, “Governmental Entities”) which could prevent, delay or impede its ability to consummate the sale and purchase of the Sale Shares contemplated in this Agreement;

(c) Organization and Qualification. It is an entity duly formed and validly existing under the laws of the Cayman Islands in the case of SAIF or the British Virgin Islands in the case of Tech Power, with all requisite power and authority to enter into and to consummate the transactions contemplated in this Agreement;

(d) Authorization. The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated in this Agreement have been duly authorized by all necessary action on its part and no further action is required by it;

(e) Binding Agreement. Assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

(f) No Conflicts. The execution, delivery and performance by it of this Agreement and any document required in order to complete the sale of the Shale Shares owned by it to the relevant Purchasers pursuant to this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Sale Shares pursuant to, any of its constitutional documents, or any agreement, instrument, order, judgment, decree, law or governmental regulation to which it is a party or is subject;

(g) No Consent. Other than applicable filings with the Securities and Exchange Commission required by Rule 13d-2 under the Exchange Act, no consent, approval or permit of, or filing or registration with, any Governmental Entity or a third party is necessary for the execution, delivery and performance by it of this Agreement, except that the sale of the SAIF Sale Shares will be approved by the board of directors of the Company prior to the Payment Date;

(h) Exempt From Registration. Assuming the representations and warranties made by the Purchasers in Clause 5.2(e) are true and correct, the offer and sale of the Sale Shares in the manner contemplated by this Agreement is exempt from the registration requirements of the Securities Act in reliance upon Rules 903(a) and (b)(2) of Regulation S under the Securities Act;

(i) Regulation S. In connection with the sale of the Sale Shares, none of the Sellers or any person acting on their behalf (y) has engaged or will engage any “directed selling efforts” (as defined in Rule 902(c) of Regulation S under the Securities Act) in the United States, or (z) has made or will make any offer or sale to a person in the United States or specifically targeted at identifiable groups of U.S. citizens outside of the United States; and

(j) Material Information. To its knowledge, there is no other material information, beyond the information contained in the reports filed or furnished by the Company with the Securities and Exchange Commission which is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and its subsidiaries.

5.2 Each Purchaser, severally but not jointly, represents and warrants to the Sellers that as of the date of this Agreement and the Payment Date:

(a) Organization and Qualification. It is an entity duly formed and validly existing under the laws of the Cayman Islands, with all requisite power and authority to enter into and to consummate the transactions contemplated in this Agreement;

(b) Authorization. The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated in this Agreement have been duly authorized by all necessary action on its part and no further action is required by it;

(c) Biding Agreement. Assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;

(d) No Conflicts. The execution, delivery and performance by it of this Agreement do not conflict with, violate or result in the breach of, any of its constitutional documents, or any agreement, instrument, order, judgment, decree, law or governmental regulation to which it is a party or is subject; and

(e) Regulation S. (i) It is neither a U.S. Person (as defined in Rule 902(k) of Regulation S under the Securities Act) nor, as of the date of this Agreement, is it or any person acting on its behalf with investment discretion with respect to the transactions contemplated by this Agreement located within the United States. (ii) It is not a distributor (as defined in Rule 902(d) of Regulation S under the Securities Act). (iii) During the forty (40) day period commencing on the Payment Date, any offering or sale of the Sale Shares by the Purchasers shall be made in compliance with Regulation S under the Securities Act, including any applicable disclosure provisions thereof.

5.3 The rights and remedies of (a) the Purchasers in respect of the representations and warranties made by each Seller in Clause 5.1, and (b) the Sellers in respect of the representations and warranties made by each Purchaser in Clause 5.2 shall survive Completion.

6.	ANNOUNCEMENTS

No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any party to this Agreement without the prior written approval of the other parties. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognized stock exchange provided that the party with an obligation to make an announcement or circular shall consult with the other parties insofar as is reasonably practicable before complying with such obligation.

7.	CONDITION PRECEDENT AND TERMINATION

7.1 The obligation of the Purchasers to purchase the Sale Shares from the Sellers is subject to the satisfaction of the following conditions at or prior to the Payment Date:

(a) Representations and Warranties. Each of the representations and warranties made by the Sellers herein shall be true and correct when made, and shall be true and correct as of the Payment Date with the same force and effect as if it had been made on and as of such date.

(b) Performance of Obligations. The Sellers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Payment Date.

(c) No Limitation on Trading. There shall be no imposition or declaration of any suspension, restriction or limitation on or any interruption of, trading in the Company’s ADSs on the Stock Exchange.

(d) Shareholders Agreement. SAIF shall have procured the Company to enter into a deed of adherence with the Purchasers to the effect that, at Completion, each Purchaser shall become a party to the Shareholders Agreement and have all the registration rights as set forth in the Shareholders Agreement in connection with the SAIF Sale Shares which are “restricted securities” as defined under the Rule 144 of the Exchange Act as if such Sale Shares are the Registrable Securities as defined in the Shareholders Agreement.

7.2 The obligation of the Sellers to sell, transfer, convey and assign the Sale Shares to the Purchasers is subject to the satisfaction of the following conditions as of the Completion:

(a) Representations and Warranties. Each of the representations and warranties made by the Purchasers herein shall be true and correct when made, and shall be true and correct as of the Payment Date with the same force and effect as if it had been made on and as of such date.

(b) Performance of Obligations. The Purchasers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Payment Date.

(c) Board Approval of the Company. The board of directors of the Company shall have approved the sale of the SAIF Sale Shares by SAIF pursuant to this Agreement.

7.3 This Agreement shall terminate at the earliest of (a) the date on which Completion shall have taken place, (b) the parties hereto entering into a written agreement to terminate this Agreement and (c) in the event Completion shall not have taken place by the Payment Date, the Payment Date. Upon termination, all further obligations of the parties under this Agreement shall terminate without liability of any party to the other party to this Agreement, except that no such termination shall relieve any party from liability for any fraud or willful breach of this Agreement prior to the date of such termination.

8.	INDEMNIFICATION

Each Seller covenants to the Purchasers that it will keep the Purchasers indemnified against any losses, liabilities, costs, claims, actions and demands (including any reasonable expenses arising in connection therewith) which the Purchasers may incur, or which may be made against the Purchasers as a result of or in relation to any actual or alleged misrepresentation in or breach of any of the above representations and warranties made by it and will reimburse the Purchasers for all costs, charges and expenses which the Purchasers may pay or incur in connection with investigating, disputing or defending any such action or claim.

9.	GENERAL

9.1 Actions. Each party shall, at its own cost, do or procure the doing of all such acts and/ or execute or procure the execution of all necessary documents in a form satisfactory to the other parties which are necessary for giving full effect to the transactions contemplated by this Agreement and securing to such other parties the full benefit of all rights, powers and remedies conferred upon such other parties by this Agreement.

9.2 Transaction Expenses. Each party shall pay the costs, expenses (including legal fees and fees of other advisors) and taxes incurred by it in connection with the entering into and completion of this Agreement.

9.3 Specific Performance. Each party acknowledges and agrees that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, agrees that, in addition to any other remedies, each party will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as remedy and without the necessity of posting bond.

9.4 Entire Agreement. This Agreement, together with Schedule 1 and Schedule 2, contains the whole agreement between the parties relating to the transaction contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the parties relating to the transaction.

9.5 Counterparts; and Execution and Delivery by Electronic Means. This Agreement may be executed in any number of counterparts (and any party may execute this Agreement by executing any counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement. Each party agrees that this Agreement shall become fully effective as to it upon its execution of a counterpart of this Agreement and delivery of such counterpart or the signature page thereof to the other party, in person or by facsimile transmission or PDF e-mail transmission. The foregoing provisions regarding counterparts and the effectiveness of signature pages transmitted by facsimile or PDF shall apply also to any amendment to this Agreement and to any closing documents required to effect the transactions contemplated by this Agreement, including any assignment as provided in Clause 9.8.

9.6 Modification. Neither this Agreement nor any provisions herein shall be waived, modified, or terminated except by an instrument in writing signed by the party against whom any waiver, change, or termination is sought to be enforced.

9.7 Further Assurances. Each party agrees that at any time or from time to time after the execution of this Agreement they shall, upon request of any other party, execute and deliver such further documents and do such further acts and things as such party may reasonably request in order to fully effect the purpose of this Agreement. This covenant shall survive the Completion.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Seller without the prior written consent of the Purchasers. Upon written approval by the Sellers, a Purchaser shall have the right to assign this Agreement or any of its rights, interests or obligations hereunder to any third party, provided that such Purchaser shall remain responsible for the obligations of its assignee(s) under this Agreement.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1 This Agreement and any obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York.

10.2 Any dispute, controversy or claim arising out of or in relation to this Agreement, or the interpretation, breach termination or validity thereof, and any dispute, controversy or claim relating to any obligations arising out of or in connection with this Agreement, shall be finally resolved by arbitration seated in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) for the time being in force when the “Notice of Arbitration” (defined therein) is submitted in accordance with the Rules. The number of arbitrators shall be three and arbitration proceedings shall be conducted in English.

[Signature Page Follows]

AS WITNESS this Agreement has been signed by the parties (or their duly authorized representatives) on the date stated at the beginning of this Agreement.

Sellers:

SB Asia Infrastructure Fund L.P.

By:	/s/ Wan, Pak Tao
Name:	Wan, Pak Tao
Title:	Authorized Signatory

Tech Power Enterprises Limited

By:	/s/ Wan, Pak Tao
Name:	Wan, Pak Tao
Title:	Authorized Signatory

Signature Page to Share Purchase Agreement

AS WITNESS this Agreement has been signed by the parties (or their duly authorized representatives) on the date stated at the beginning of this Agreement.

Purchaser A:

CHINA INTERNATIONAL FUND SPC FOR AND ON BEHALF OF SPECIAL SITUATIONS SEGREGATED PORTFOLIO

By:	/s/ Haiyong Cheng
Name:	Haiyong CHENG
Title:	Director of the Fund

Signature Page to Share Purchase Agreement

AS WITNESS this Agreement has been signed by the parties (or their duly authorized representatives) on the date stated at the beginning of this Agreement.

Purchaser B:

Scienart Advantage Master Fund

By:	/s/ Yawei Wang
Name:	Yawei Wang
Title:	Director

Signature Page to Share Purchase Agreement

SCHEDULE 1

1. In this Agreement:

Business Day means any day other than Saturday, Sunday or a day on which banking institutions in New York or Hong Kong are authorized or obligated under applicable laws to be closed;

Company means China Digital TV Holding Co., Ltd., a company organized and existing under the laws of the Cayman Islands, whose American depositary shares (“ADSs”), each representing one (1) ordinary share, par value US$0.0005 each, in the share capital of the Company, are listed on the Stock Exchange (symbol: STV);

Completion means the completion of the sale and purchase of the Sale Shares in accordance with Clause 4 of this Agreement;

Encumbrance means any encumbrance including any mortgage, pledge, charge (fixed or floating), lien, deposit or assignment by way of security, bill of sale, option or right of pre-emption, beneficial ownership (including usufruct and similar entitlements), any provisional or executional attachment and any other interest or right of any nature held, or claim that could be raised, by a third party, and any agreement or right to create or enforce any of the same;

Exchange Act means the Securities Exchange Act of 1934, as amended;

SAIF Sale Shares means 4,528,520 ADSs currently owned by SAIF, including (i) 3,496,932 ADSs which were previously converted from the Ordinary Shares subscribed from the Company, and (ii) 1,031,588 ADSs, which were previously acquired by SAIF in the open market;

Sale Shares means 4,542,185 ADSs, including the SAIF Sale Shares and the Tech Power Sale Shares;

Securities Act means the Securities Act of 1933, as amended;

Shareholders Agreement means the First Amended and Restated Shareholders Agreement of China Digital TV Holding Co., Ltd., dated as of September 13, 2007, as later amended on June 14, 2011, by and among the Company and certain of its shareholders;

Stock Exchange means The New York Stock Exchange;

Tech Power Sale Shares means 13,665 Ordinary Shares currently owned by Tech Power, which will be converted into 13,665 ADSs prior to the Payment Date; and

United States Dollars or US$ means the lawful currency of the United States of America.

2. In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a) that enactment as amended, extended or applied by or under any other enactment (before or after signature of this Agreement);

(b) any enactment which that enactment re-enacts (with or without modification); and

(c) any subordinate legislation made (before or after signature of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

SCHEDULE 2

The Sales Shares are “restricted securities” as defined in Rule 144 under the Exchange Act:

	Previously subscribed from the Company	Previously acquired in the open market
SAIF	3,496,932 ADSs	1,031,588 ADSs
Tech Power	13,665 Ordinary Shares (to be converted into 13,665 ADSs prior to the Payment Date)	N/A